EXHIBIT 99.1

Air Methods Reports Second Quarter 2016 Results

DENVER, Colo., Aug. 04, 2016 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, today reported financial results for the quarter ended June 30, 2016.

Second Quarter 2016 Results:

  Revenue of $292.6 million, compared to $263.6 million for the second quarter of 2015, an increase of 11.0%.
  Diluted earnings per share from continued operations of $0.70, compared to $0.69 for the second quarter of 2015, an increase of 1.4%.
  EBITDA from continuing operations of $76.2 million, compared to $71.2 million for the second quarter of 2015, an increase of 7.0%.
  The company repurchased 688,210 shares in the second quarter and an additional 718,000 shares in the third quarter through August 3, 2016.

Aaron Todd, CEO of Air Methods, stated, “While we continued to grow the company with 11.0% top line growth in the second quarter, lower than planned air medical transport and tourism passenger volumes resulted in weaker earnings growth. The accelerated training for Tri-State employees is mostly complete, resulting in improved in-service rates and transports in July. Tourism passenger volumes also have recovered in July, declining only 1.6% over the prior year. With these issues now behind us, we are still positioned to achieve our financial targets for the full year.”

Second Quarter Performance by Segment

For the second quarter, Air Medical Services (AMS) revenue increased by 12.6% to $252.9 million compared to $224.7 million in the prior-year quarter. The acquisition of Tri-State Care Flight (TSCF) added $11.2 million in revenues. Excluding TSCF, revenues grew 7.6%. Key operating statistics include:

	2Q16	2Q15	YOY Change (%)
Transports	18,662	16,105	15.9%
Transports + Weather Cancellations	24,626	22,071	11.6%
Same-Base Transports (SBTs)	15,464	15,397	0.4%
SBT + Weather Cancellations	20,544	21,120	-2.7%
Net Revenue per Transport	$11,516	$11,298	1.9%

Flight center and aircraft operations expenses increased 11.1% to $144.2 million in the current quarter compared to $129.8 million in the prior year quarter. TSCF added $8.6 million in flight center and aircraft operations expenses. Excluding TSCF, these expenses increased 4.4% despite revenues growing 7.6% for the corresponding AMS operations. Drivers of the margin expansion include the Company’s investment in its fleet and lower fuel prices. AMS segment net income increased 6.6% to $55.4 million compared to $51.9 million for the second quarter of 2015. On a stand-alone basis, TSCF lost $3.2 million (pre-tax) in the quarter. This does not include the positive contribution from transports retained at consolidated bases.

Tourism revenues decreased 6.4% to $32.2 million in the current quarter compared to $34.4 million in the prior-year quarter.  Total passengers decreased 9.7% to 114,615 during the current quarter compared to 126,953 in the prior-year quarter. Total revenue per passenger increased 3.7% to $281 in the current quarter compared to $271 in the prior-year quarter. Tourism operating expenses decreased 4.1% to $22.1 million in the current quarter compared to $23.1 million in the prior-year quarter. The year-over-year decline was driven primarily by a reduction in maintenance and fuel expense. Tourism segment net income was $2.0 million in the current quarter compared to net income of $3.9 million in the prior-year quarter.

United Rotorcraft’s external revenue increased 66.4% to $7.4 million in the current quarter compared to $4.4 million in the prior-year quarter. Its segment external earnings improved from a loss of $0.4 million in the year-ago period to a loss of $0.2 million in the current-year quarter.

Share Repurchase Program

During the second quarter and current quarter-to-date through August 3, 2016, the Company repurchased 1.4 million shares for $50.6 million bringing the total number and amount of shares repurchased since the program was initiated to 2.1 million and $77.5 million, respectively. The company presently has $122.5 million remaining on its authorized program.

3Q16 Update

The Company also provided an update on preliminary July 2016 air medical and tourism flight volume. Total community-based transports increased 9.6% to 6,376 during July 2016 compared to 5,816 in July 2015.  July 2016 same-base transports decreased by 354 transports as compared with July 2015. Weather cancellations during July 2016 for these same bases decreased by 6 compared with the prior-year month.

Tourism passengers declined 1.6% to 49,203 during July 2016 compared to 50,015 in July 2015.

Basic and diluted earnings per share from continuing operations for the six-month period ended June 30, 2016 were decreased by $0.02 for an adjustment to the value of equity put options related to both of our redeemable non-controlling interests in consolidated subsidiaries. While net income on the consolidated statement of comprehensive income is not decreased for the valuation adjustment, earnings per share are required to be calculated after decreasing net income for the change in valuation. Basic and diluted earnings per share in the quarters-ended June 30, 2016 and  2015 and six-month period ended June 30, 2015 were not impacted by the adjustment.

Second Quarter 2016 Conference Call

The Company will discuss these results in a conference call scheduled today at 4:30 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 52621462, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days. Concurrently, the Company will post a financial supplement that contains final operating statistics on its website, www.airmethods.com.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements we make with regard to (i) expected financial results for 2016; and (ii) preliminary results of community-based transports, same-base transports and weather cancellations and tourism passengers for July 2016, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company’s completion of its third quarter closing and review procedures, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; collection of future price increases for patient transports; shifts in payer mix resulting in a decrease of the number of privately insured transports, the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company’s e-mail distribution list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2016	December 31, 2015

ASSETS

Current assets:
Cash and cash equivalents	$6,619	5,808
Trade receivables, net	414,470	376,300
Other current assets	83,724	91,251

Total current assets	504,813	473,359

Net property and equipment	866,950	799,656
Other assets, net	435,889	278,693

Total assets	$1,807,652	1,551,708

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$-	2,955
Current portion of indebtedness	70,187	58,304
Accounts payable, accrued expenses and other	95,453	87,211

Total current liabilities	165,640	148,470

Long-term indebtedness	865,397	635,615
Other non-current liabilities	190,348	185,198

Total liabilities	1,221,385	969,283

Redeemable non-controlling interests	155	8,550

Total stockholders' equity	586,112	573,875

Total liabilities and stockholders' equity	$1,807,652	1,551,708

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2016	2015	2016	2015

Revenue:
Patient transport revenue, net	$215,310	182,260	413,142	344,076
Air medical services contract revenue	34,175	38,775	67,819	79,414
Tourism revenue	32,234	34,444	59,461	62,665
Product operations	7,406	4,450	14,363	8,587
Dispatch and billing service revenue	3,447	3,673	7,185	7,159
Total revenue	292,572	263,602	561,970	501,901

Expenses:
Operating expenses	177,341	160,090	343,765	316,833
General and administrative	39,992	33,622	79,384	69,347
Depreciation and amortization	23,499	21,154	46,065	41,198
	240,832	214,866	469,214	427,378

Operating income	51,740	48,736	92,756	74,523

Interest expense	(7,908)	(5,163)	(15,708)	(10,148)
Other, net	464	1,172	774	1,536

Income from continuing operations before income taxes	44,296	44,745	77,822	65,911

Income tax expense	(17,315)	(17,339)	(30,417)	(25,629)

Income from continuing operations	26,981	27,406	47,405	40,282

Loss on discontinued operations, net of income taxes	-	(340)	-	(349)

Net income	26,981	27,066	47,405	39,933

Income attributable to redeemable non-controlling interests	(1)	243	(30)	482

Net income attributable to Air Methods Corporation and subsidiaries	$26,982	26,823	47,435	39,451

Income per common share:
Basic
Continuing operations	$0.70	0.69	1.21	1.01
Discontinued operations	-	(0.01)	-	(0.01)
Diluted
Continuing operations	$0.70	0.69	1.20	1.01
Discontinued operations	-	(0.01)	-	(0.01)

Weighted average common shares outstanding - basic	38,396,241	39,272,325	38,600,029	39,267,222
Weighted average common shares outstanding - diluted	38,461,238	39,405,889	38,664,976	39,400,193

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Six Months Ended
	June 30,

	2016	2015

Cash flows from operating activities:
Net income	$47,405	39,933
Loss from discontinued operations, net of income taxes	-	349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,065	41,198
Deferred income tax expense	7,003	2,491
Stock-based compensation	3,140	3,604
Loss on disposition of assets	178	269
Unrealized loss (gain) on derivative instrument	(970)	256
Loss from equity method investee	264	353
Changes in assets and liabilities, net of effects of acquisitions	(10,746)	19,933

Net cash provided by continuing operating activities	92,339	108,386
Net cash used by discontinued operating activities	-	(47)
Net cash provided by operating activities	92,339	108,339

Cash flows from investing activities:
Acquisition of subsidiaries	(225,519)	-
Acquisition of property and equipment	(57,675)	(48,355)
Payments for hospital contract conversions	-	(43,481)
Buy-out of previously leased aircraft	(10,529)	(7,569)
Proceeds from disposition of equipment	5,189	2,664
Decrease (increase) in other assets	(6,542)	(10,741)

Net cash used by continuing investing activities	(295,076)	(107,482)
Net cash provided (used) by discontinued investing activities	-	25
Net cash used by investing activities	(295,076)	(107,457)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	803	408
Purchases of common stock	(38,288)	-
Net borrowings (payments) under line of credit	8,000.00	-
Payments for financing costs	(68)	(54)
Proceeds from long-term debt	271,792	55,321
Payment of long-term debt and capital lease obligations	(38,691)	(40,861)

Net cash provided (used) by continuing financing activities	203,548	14,814
Net cash provided (used) by discontinued financing activities	-	-
Net cash provided (used) by financing activities	203,548	14,814

Increase (decrease) in cash and cash equivalents	811	15,696

Cash and cash equivalents at beginning of period	5,808	13,165

Cash and cash equivalents at end of period	$6,619	28,861

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)
(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income attributable to Air Methods Corporation and subsidiaries	$26,982	26,823	$47,435	39,451
Loss on discontinued operations, net of income taxes	-	(340)	-	(349)
Net income from continuing operations attributable to Air Methods Corporation and subsidiaries	26,982	27,163	47,435	39,800

Interest expense *	7,908	5,118	15,708	10,063
Income tax expense *	17,315	17,339	30,417	25,629
Depreciation and amortization *	23,499	21,061	46,065	41,017
Loss on disposition of assets, net *	508	531	178	269

EBITDA from continuing operations	$76,212	71,212	$139,803	116,778

* Excludes amounts attributable to redeemable non-controlling interests

CONTACTS: Peter P. Csapo, Chief Financial Officer, (303) 792-7561.